EXHIBIT 16B

CORPORATE GOVERNANCE POLICIES

AND PROCEDURES MANUAL

March 19, 2018

QUARTZ MOUNTAIN RESOURCES LTD.

(the “Company”)

Corporate Governance Policies and Procedures Manual (the “Manual”)

Amended Effective March 19, 2018

TABLE OF CONTENTS

CORPORATE GOVERNANCE OVERVIEW AND GUIDELINES.		1

1.	INTRODUCTION.	1
2.	DIRECTOR RESPONSIBILITIES.	1
3.	DIRECTOR QUALIFICATION STANDARDS.	2
4.	BOARD MEETINGS.	3
5.	BOARD COMMITTEES.	4
6.	DIRECTOR’S ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS.	5
7.	DIRECTOR COMPENSATION, STOCK OWNERSHIP AND STOCK TRADING.	5
8.	DIRECTOR ORIENTATION AND CONTINUING EDUCATION.	6
9.	MANAGEMENT EVALUATION AND SUCCESSION AND EXECUTIVE COMPENSATION.	6
10.	CODE OF ETHICS.	7
11.	ANNUAL PERFORMANCE EVALUATION OF THE BOARD.	7
12.	BOARD INTERACTION WITH SHAREHOLDERS, INSTITUTIONAL INVESTORS, THE PRESS, CUSTOMERS, ETC.	7
13.	PERIODIC REVIEW OF THE CORPORATE GOVERNANCE GUIDELINES.	7
14.	ENHANCED SHAREHOLDER ENGAGEMENT.	8

APPENDIX 1 MATTERS REQUIRING BOARD APPROVAL (NON-DELEGATION POLICY).		1

APPENDIX 2 DIRECTOR INDEPENDENCE STANDARDS.		1

APPENDIX 3 OUR COMMITMENTS.		1

1.	HUMAN RESOURCES.	1
2.	HEALTH AND SAFETY.	1
3.	ENVIRONMENT.	1
4.	COMMUNITY AND OTHER STAKEHOLDERS.	1
5.	ETHICAL CONDUCT AND COMPLIANCE WITH LAW.	2
6.	WHAT TO DO.	3

APPENDIX 4 CODE OF ETHICS AND TRADING RESTRICTIONS.		1

1.	AVOIDING QUESTIONABLE OR ILLEGAL PRACTICES.	1
2.	HONESTY AND FAIR DEALING.	2
3.	POLICY TO PREVENT THE CORRUPTION OF PUBLIC OFFICIALS.	2
4.	CORPORATE OPPORTUNITIES AND DUTY OF LOYALTY.	6
5.	AVOIDING CONFLICTS OF INTEREST.	6
6.	GIVING OR ACCEPTING GIFTS.	7
7.	OUTSIDE ACTIVITIES.	8
8.	ACCOUNTING AND RECORDKEEPING, INTERNAL ACCOUNTING CONTROLS AND AUDITING MATTERS.	9
9.	USE OF COMPANY PROPERTY.	10
10.	PROPRIETARY INFORMATION.	11
11.	OUTSIDE IDEAS.	12
12.	DISCLOSURE POLICY.	13
13.	SECURITIES TRANSACTIONS.	15
14.	ADMINISTRATION AND DISTRIBUTION.	17
15.	REPORTING OF POSSIBLE VIOLATIONS OR OTHER QUESTIONABLE PRACTICES.	17

APPENDIX 5 DISCLOSURE CONTROLS AND PROCEDURES POLICY.		1

1.	INTRODUCTION.	1
2.	APPLICATION.	1
3.	SUPPLEMENT TO INTERNAL CONTROLS AND PROCEDURES.	2
4.	STATEMENT OF RESPONSIBILITY.	2

APPENDIX 6 AUDIT COMMITTEE CHARTER.		1

1.	PURPOSE: RESPONSIBILITIES AND AUTHORITY.	1
2.	STRUCTURE AND MEMBERSHIP.	6
3.	PROCEDURES AND ADMINISTRATION.	7
4.	ADDITIONAL POWERS.	7
5.	LIMITATION OF COMMITTEE’S ROLE.	7
6.	COMMITTEE MEMBER INDEPENDENCE, FINANCIAL LITERACY AND FINANCIAL EXPERT REQUIREMENTS.	8

APPENDIX 7 POLICY ON ENGAGEMENT WITH SHAREHOLDERS ON GOVERNANCE MATTERS.		1

CORPORATE GOVERNANCE OVERVIEW AND GUIDELINES

1. Introduction

The Board of Directors of the Company has adopted these Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board may modify or make exceptions to the Guidelines from time to time in its discretion and consistent with the duties and responsibilities owed to the Company and its shareholders.

2. Director Responsibilities

(a) Oversee Management of the Company. The principal responsibility of the directors is to oversee the management of the Company in the best interests of the Company and its shareholders. This responsibility requires that the directors attend to the following:

1. review and approve on a regular basis, and as the need arises, fundamental operating, financial, and other strategic corporate plans which take into account, among other things, the opportunities and risks of the business;

2. evaluate the performance of the Company, including the appropriate use of corporate resources;

3. evaluate the performance of, and oversee the progress and development of, senior management and take appropriate action, such as promotion, change in responsibility and termination;

4. implement senior management succession plans;

5. evaluate the Company’s compensation programs;

6. establish a corporate environment that promotes timely and effective disclosure (including appropriate controls), fiscal accountability, high ethical standards and compliance with applicable laws and industry and community standards;

7. oversee the Company’s auditing and financial reporting functions;

8. evaluate the Company’s systems and business to identify and manage the risks faced by the Company;

9. review and decide upon material transactions and commitments;

10. develop a corporate governance structure that allows and encourages the Board to fulfill its responsibilities;

11. provide assistance to the Company’s senior management, including guidance on those matters that require Board involvement; and

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12. evaluate the overall effectiveness of the Board and its committees.

(b) Exercise Business Judgment. In discharging their fiduciary duties of care, loyalty and candour, directors are expected to exercise their business judgment to act in what they reasonably and honestly believe to be the best interests of the Company and its shareholders free from personal interests. In discharging their duties, the directors normally are entitled to rely on the Company’s senior executives, other employees believed to be responsible, and its outside advisors, auditors and legal counsel, but also should consider second opinions where circumstances warrant.

(c) Understand the Company and its Business. With the assistance of the Company, directors are expected to become and remain informed about the Company and its business, properties, risks and prospects.

(d) Establish Effective Systems. Directors are responsible for determining that effective systems are in place for the periodic and timely reporting to the Board on important matters concerning the Company. Directors should also provide for periodic reviews of the integrity of the Company’s internal controls and management information systems.

(e) Protect Confidentiality and Proprietary Information. Directors are responsible for establishing policies that are intended to protect the Company’s confidential and proprietary information from unauthorized or inappropriate disclosure. Likewise, all discussions and proceedings of the Board of Directors must be treated as strictly confidential and privileged to preserve open discussions between directors and to protect the confidentiality of Board discussions.

(f) Board, Committee and Shareholder Meetings. Directors are responsible for adequately preparing for and attending Board meetings and meetings of committees on which they serve. They must devote the time needed, and meet as frequently as necessary, to properly discharge their responsibilities. Directors who reside in or near the city where the Company holds a shareholders’ meeting are expected to make a reasonable effort to attend such meeting.

(g) Indemnification. The directors are entitled to Company-provided indemnification through corporate articles and by-laws, corporate statutes, indemnity agreements and, when available on reasonable terms, directors’ and officers’ liability insurance.

3. Director Qualification Standards

(a) Independence. The Board will ensure that it has at all times at least the minimum number of directors who meet applicable standards of director independence. For members of the Audit and Risk Committee, director independence is to be determined in accordance with those legal and stock exchange independence standards applicable to the Company’s Audit and Risk Committee. For other purposes, the Board will, from time to time, establish independence standards that (i) comply with applicable legal and stock exchange requirements and (ii) are designed to ensure that the director does not have, directly or indirectly, a financial, legal or other relationship that, in the Board’s judgment, would reasonably interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The standards currently in effect are contained in Appendix 2.

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(b) Size and Skills of Board. The Board believes that a Board comprised of 5 to 12 members is an appropriate size given the Company’s present circumstances. The Board also will consider the competencies and skills that the Board, as a whole, should possess and the competencies and skills of each director.

(c) Other Directorships. The Board does not believe that its members should be prohibited or discouraged from serving on boards of other organizations, and the Board does not propose any specific policies limiting such activities, providing they do not reduce a director’s effectiveness or result in a continuing conflict of interest. However, the Board should take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors in making its recommendations.

(d) Tenure. The Board does not believe it should establish director term or age limits. Such limits could result in the loss of directors who have been able to develop, over a period of time, significant insight into the Company and its operations and an institutional memory that benefits the Board as well as management. As an alternative to term and age limits, the Board will review each director’s continuation on the Board annually. This will allow each director the opportunity to confirm his or her desire to continue as a member of the Board and allow the Company to replace directors where the Board makes a determination in that regard.

(e) Selection of New Director Candidates. Except where the Company is legally required by contract, law or otherwise to provide third parties with the right to nominate directors, the Board will be responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board,

(f) Extending the Invitation to a New Director Candidate to Join the Board. An invitation to join the Board will be extended by the Chair of the Board when authorized by the Board.

4. Board Meetings

(a) Selection of Agenda Items. The Chair of the Board shall propose an agenda for each Board meeting. Each Board member is free to request the inclusion of other agenda items and is generally free to request at any Board meeting the consideration of subjects that are not on the agenda for that meeting, although voting on matters so raised may be deferred to another meeting to permit proper preparation for a vote on an unscheduled matter (emergencies excepted).

(b) Frequency and Length of Meetings. The Chair of the Board, in consultation with the members of the Board, will normally determine the frequency and length of Board meetings; however, the ultimate power in this regard rests with the plenary Board. Special meetings may be called from time to time as required to address the needs of the Company’s business.

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(c) Advance Distribution of Materials. Information that is important to the Board’s understanding of the business to be conducted at a Board or committee meeting will normally be distributed in writing to the directors reasonably before the meeting (with a goal of 7 calendar days) and directors should review these materials in advance of the meeting. Certain items to be discussed at a Board or committee meeting may be of a time-sensitive nature and the distribution of materials on these matters before the meeting may not be practicable.

(d) Executive Session of Independent Directors. An executive session of independent directors may be held following each meeting of the Board of Directors, at the discretion of the Independent Directors.

5. Board Committees

Committees. The Board will at all times have an Audit Committee. The Board may, from time to time, establish or maintain additional committees or subcommittees as it deems necessary. The Board may delegate any of its powers to committees of the Board, except that it may not delegate the powers to fill Board vacancies, remove a director, change the membership or fill vacancies in a Board Committee, or remove or appoint officers who are appointed by the Board.

(a) Committee Charters. Each standing committee will have a charter that has been approved by the Board. The committee charters will set forth the purposes, goals and responsibilities of the committees. The Board will, from time to time as it deems appropriate, but at least annually, review and reassess the adequacy of each charter and make appropriate changes. Each charter must address those matters required by applicable laws and stock exchange rules. The Audit Committee charter is included in the appendix 6 to this Manual.

(b) Assignment of Committee Members. The Board will be responsible for recommending persons to be appointed to the Audit Committee. The Audit Committee will have a minimum of three directors. Other committees shall have at least one member or the minimum number of members required by applicable law and the Company’s charter documents.

(c) Selection of Agenda Items. Each committee Chair, in consultation with the other committee members, will develop the committee’s agenda.

(d) Frequency of Committee Meetings. The Chair of each committee, in consultation with the other committee members, will determine the frequency of the committee meetings consistent with any requirements set forth in the committee’s charter. Special meetings may be called by any member from time to time as required to address the needs of the Company’s business and fulfill the responsibilities of the committees.

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6. Director’s Access to Management and Independent Advisors

(a) Access to Officers and Employees. All directors have, at all reasonable times and on reasonable notice, full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate should normally be arranged through the CEO or the CFO. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company. The directors are normally expected to provide a copy or otherwise inform the CEO or CFO of any communication between a director and an officer or employee of the Company.

(b) Access to Independent Advisors. The Board and each committee shall have the power to hire and consult with independent legal, financial or other advisors for the benefit of the Board or such committee, as they may deem necessary, without consulting or obtaining the approval of any officer of the Company. Such independent advisors may be the regular advisors to the Company. The Board or any such committee is empowered, without further action by the Company, to cause the Company to pay the appropriate compensation of such advisors as established by the Board or any such committee.

7. Director Compensation, Stock Ownership and Stock Trading

(a) Role of Board. The form and amount of director compensation will be decided on and approved by the Board in accordance with the general principles set forth herein. The Board will also conduct an annual review of the compensation of the Company’s directors.

(b) Form of Compensation. The Board believes that directors should be provided with incentives to focus on long-term shareholder value. The Board believes that including equity options as part of director compensation helps align the interests of directors with those of the Company’s shareholders.

(c) Amount of Compensation. The Company seeks to attract exceptional talent to its Board. Therefore, the Company’s policy is to compensate directors competitively relative to comparable companies. The Company’s management will, from time to time, present a report to the Board comparing the Company’s director compensation with that of comparable companies. The Board believes that it is appropriate for the Chair of the Board and the chair of the Audit Committee , if not members of management, to receive additional compensation for their additional duties in these positions. Directors who are also employees of the Company may receive additional compensation for Board or committee service if they are not already compensated at full industry rates in their capacities as employees.

(d) Compensation for Director Service by Company Employee While Serving on Other Boards of Directors. When any employee of the Company serves as a director of another company at the request of the Company or as the representative of the Company, that employee may not accept compensation from that other company for such service. If any such compensation is nonetheless received, it shall be received on behalf of and paid over to the Company.

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(e) Director Stock Ownership. The Board believes that each director should acquire and hold shares of Company stock in an amount that is meaningful to shareholders and appropriate to each such director. Therefore, the Board, in consultation with each director, will establish a target for stock ownership, including deferred share units, by each director and a time period during which this target is to be met. In general, stock and deferred share units having a value (measured by purchase price or basis of stock and value of deferred share units at the time credited or market value, whichever is greater) equal to three times annual base cash compensation is an appropriate level of ownership, to be acquired over a period of not more than five years. The Board will periodically review the targets to take into account market circumstances.

(f) Stock Trading. Prior to purchasing or selling shares of Company stock, directors must advise the CEO, CFO or counsel for the Company so as to avoid trading at a time when there may be undisclosed material information and so that Company Spokespersons will be aware of such transactions and be able to respond to questions regarding changes in share ownership from shareholders and others.

8. Director Orientation and Continuing Education

(a) Director Orientation. The Board and the Company’s senior management will conduct orientation programs for new directors as soon as possible after their appointment as directors. The orientation programs will include presentations by management to familiarize new directors with the Company’s projects and strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its code of business conduct and ethics, its principal officers, its internal and independent auditors and its outside legal advisors. In addition, the orientation programs will include a review of the Company’s expectations of its directors in terms of time and effort, a review of the directors’ fiduciary duties and visits to Company headquarters and, to the extent practical, the Company’s principal properties.

(b) Continuing Education. To enable each director to better perform his or her duties and to recognize and deal appropriately with issues that arise, the Company will provide the directors with suggestions to undertake continuing director education, the cost of which will be borne by the Company. The Company will periodically schedule site visits by directors to the Company’s principal properties.

9. Management Evaluation and Succession and Executive Compensation

(a) Selection of CEO. The Board selects the Company’s CEO in the manner that it determines to be in the best interests of the Company. The Board, together with the CEO, will develop a clear position description for the CEO. The board will also develop the corporate goals and objectives that the CEO is responsible for meeting.

(b) Evaluation of Senior Management. The Board will be responsible for overseeing the evaluation of the performance of the CEO and other members of senior management. The Board will determine the nature and frequency of the evaluation, supervise the conduct of the evaluation and prepare an assessment of the performance of the CEO.. The Board will review the assessment to ensure that the CEO is providing the best leadership for the Company over the long- and short-term. The Board will also discuss the recommendations of the CEO with regards to the compensation of the other members of senior management.

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(c) Succession of Senior Management. The Board will be responsible for overseeing an annual evaluation of senior management succession planning.

(d) Expectations of Senior Management. The Board will establish, and review on an annual basis, its expectations for senior management generally.

(e) Executive Compensation. Compensation of the CEO must be determined by the Board. The CEO must not be present during voting or deliberations. Compensation for all other members of senior management must be determined by the Board.

10. Code of Ethics

The Board of Directors, will adopt and maintain a Code of Ethics that will apply to the employees, officers and directors of the Company.

11. Annual Performance Evaluation of the Board

The Board will oversee an annual self-evaluation of the Board to determine whether it and its committee are functioning effectively. The Board will determine the nature of the evaluation, supervise the conduct of the evaluation, prepare an assessment to be discussed by the Board.

12. Board Interaction with Shareholders, Institutional Investors, the Press, Customers, etc.

The Board believes that the CEO and his or her designees should normally speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. However, it is expected that Board members would do so with the knowledge of and, absent unusual circumstances, only at the request of the CEO.

The Board will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances, the Chair of the Board monitors communications from shareholders and other interested parties, and will provide copies or summaries of such communications to the other directors as he or she considers appropriate.

13. Periodic Review of the Corporate Governance Guidelines

The Board will, from time to time, review and reassess the adequacy of these Guidelines and consider any proposed changes.

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14. Enhanced Shareholder Engagement

The Board of directors believes that regular and constructive engagement between the Board and the Company’s shareholders on governance matters is of primary importance. Accordingly, the Board has adopted a Policy On Engagement With Shareholders On Governance Matters reflecting the foregoing, a copy of which is attached as Appendix 7.

General: The Company will ensure that a current version of the Governance Manual, inclusive of the Index, is posted on the Company’s website.

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APPENDIX 1

MATTERS REQUIRING BOARD APPROVAL (NON-DELEGATION POLICY)

This Policy identifies items that must be approved by the Board or a committee of the Board and are not delegated to management without Board approval. A general overriding consideration is that the directors are required under law to manage, or supervise the management of, the business and affairs of the Company. Accordingly, even if an action might fall outside these guidelines, management should consider whether the matter, nevertheless, should be referred to the Board for consideration.

The following is a list of items that officers must refer to the Board, or an appropriate committee thereof, for consideration. Under these guidelines, the “Threshold Amount” is equal to $1,500,000 and an “Out of Budget Transaction” is a transaction that exceeds the Threshold Amount and that is not otherwise already part of the Company’s approved operating budget.

1. The approval of annual corporate budgets.

2. The approval of all financial information and other disclosure documents that are required by law to be approved by the Board before they are released to the public.

3. Allotment of any securities. This includes shares, options, warrants or other convertible or debt securities, and the payment of a commission to any person as consideration for purchasing securities of the Company or providing purchasers for any such securities. Securities may be issued by executive officers where previously allotted by the Board (e.g. exercise of previously allotted options and warrants).

4. Entering into transactions of a fundamental nature such as amalgamations, mergers and material acquisitions or dispositions.

5. Agreeing to redeem, purchase or otherwise acquire any of the Company’s shares.

6. Entering into any agreement or commitment to acquire or dispose of assets that are material to the Company including, but not limited to, those that are an Out of Budget Transaction.

7. Entering into, or making a material modification of, any agreement or commitment to become liable for any indebtedness, including the granting of a guarantee or similar standby obligation, if (a) the amount of such indebtedness is an Out of Budget Transaction or (b) any assets of the Company are made subject to a security interest in an Out of Budget Transaction.

8. Committing to making any capital expenditure which is an Out of Budget Transaction.

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9. Entering into any contract, agreement or commitment out of the ordinary course of business if such agreement involves a commitment of financial resources which exceeds the Threshold Amount.

10. Adoption of hedging policies.

11. Entering into any agreement with an officer, director or 10% shareholder of the Company or any parent or subsidiary of the Company outside of the ordinary course of business.

12. Entering into or amending any agreement with Hunter Dickinson Services Inc. (“HDSI”), and entering into a transaction with any “related party” or any entity in which HDSI and/or its principals is a “related party”, as such term is defined in MI 61-101 Protection of Minority Security Holders in Special Transactions, in addition to any requirements imposed by applicable securities laws.

13. Terminating, suspending or significantly modifying any material business activity or business strategy of the Company.

14. Undertaking a new business activity that requires an allocation of resources that exceed the Threshold Amount.

15. Making any material change to a business or strategic plan that has been approved by the Board.

16. Initiating or settling any legal proceeding involving a payment that may exceed the Threshold Amount.

17. Employing or terminating the Company’s independent auditor.

18. Hiring or terminating the employment, or determining the compensation, of any person who is an executive officer of the Company.

19. Offering any material employment or consulting terms to any individual or entity which are not customary for the Company. This determination is to be made by reference to terms of employment or consultancy that have generally been offered to other employees or consultants in similar positions or with similar status.

20. The approval of a request by the CEO or the CFO of the Company to serve on the board of another entity, other than not-for-profit entities or family businesses that in no material way compete with the Company or do any material business with the Company.

21. Any other matter specified by the Board as requiring its prior approval.

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APPENDIX 2

DIRECTOR INDEPENDENCE STANDARDS

The following standards are to be used in determining whether a director is “independent” for purposes of determining independence from Management, including for determination of independence in selecting members of Board committees. These standards have been prepared by Canadian Securities Regulators and the Toronto Stock Exchange. To be independent, a director must meet the requirements of all of the standards. Notwithstanding the foregoing, no director qualifies as an independent director unless the Board of Directors affirmatively determines that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment.

This governance manual also uses the term “outside” director. An outside director is a director who is not independent under the applicable standards but who does not have full-time (or substantially full-time) employment with the Company or a remunerated consulting services relationship of a similar nature. For greater certainty, an outside director may be classified as outside but may not be independent where, for instance, that person owns (or represents a shareholder who owns) more than 10% of the Company’s shares.

Sections 1.4 and 1.5 of National Instrument 52-110

1.4 Meaning of Independence

(1)	An audit committee member is independent if he or she has no direct or indirect material relationship with the issuer.

(2)

For the purposes of subsection (1), a “material relationship” is a relationship which could, in the view of the issuer’s board of directors, be reasonably expected to interfere with the exercise of a member’s independent judgment.

(3)	Despite subsection (2), the following individuals are considered to have a material relationship with an issuer:

	(a)	an individual who is, or has been within the last three years, an employee or executive officer of the issuer;

	(b)	an individual whose immediate family member is, or has been within the last three years, an executive officer of the issuer;

	(c)	an individual who:

(i) is a partner of a firm that is the issuer’s internal or external auditor,

(ii) is an employee of that firm, or

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		(iii)	was within the last three years a partner or employee of that firm and personally worked on the issuer’s audit within that time;

	(d)	an individual whose spouse, minor child or stepchild, or child or stepchild who shares a home with the individual:

		(i)	is a partner of a firm that is the issuer’s internal or external auditor,

		(ii)	is an employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or

		(iii)	was within the last three years a partner or employee of that firm and personally worked on the issuer’s audit within that time;

(e)

an individual who, or whose immediate family member, is or has been within the last three years, an executive officer of an entity if any of the issuer’s current executive officers serves or served at that same time on the entity’s compensation committee; and

(f)

an individual who received, or whose immediate family member who is employed as an executive officer of the issuer received, more than $75,000 in direct compensation from the issuer during any 12 month period within the last three years.

(4)	Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because:

	(a)	he or she had a relationship identified in subsection (3) if that relationship ended before March 30, 2004; or

	(b)	he or she had a relationship identified in subsection (3) by virtue of subsection (8) if that relationship ended before June 30, 2005.

(5)

For the purposes of clauses (3)(c) and (3)(d), a partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.

(6)	For the purposes of clause (3)(f), direct compensation does not include:

	(a)	remuneration for acting as a member of the board of directors or of any board committee of the issuer, and

(b)

the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

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(7)	Despite subsection (3), an individual will not be considered to have a material relationship with the issuer solely because the individual or his or her immediate family member

	(a)	has previously acted as an interim chief executive officer of the issuer, or

	(b)	acts, or has previously acted, as a chair or vice-chair of the board of directors or of any board committee of the issuer on a part-time basis.

(8)	For the purpose of section 1.4, an issuer includes a subsidiary entity of the issuer and a parent of the issuer.

1.5 Additional Independence Requirements

(1)	Despite any determination made under section 1.4, an individual who

(a)

accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or any subsidiary entity of the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee, or as a part- time chairperson or vice-chairperson of the board or any board committee; or

	(b)	is an affiliated entity of the issuer or any of its subsidiary entities;

	(c)	is considered to have a material relationship with the issuer.

(2)	For the purposes of subsection (1), the indirect acceptance by an individual of any consulting, advisory or other compensatory fee includes acceptance of a fee by:

	(a)	an individual’s spouse, minor child or stepchild, or a child or stepchild who shares the individual’s home; or

(b)

an entity in which such individual is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the issuer or any subsidiary entity of the issuer.

(3)

For the purposes of subsection (1), compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the issuer if the compensation is not contingent in any way on continued service.

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Toronto Stock Exchange Company Manual Section 311

An independent director is defined as a person who:

a)

is not a member of management and is free from any interest and any business or other relationship which in the opinion of the Exchange could reasonably be perceived to materially interfere with the director's ability to act in the best interest of the company; and

b)

is a beneficial holder, directly or indirectly, or is a nominee or associate of a beneficial holder, collectively of 10% or less of the votes attaching to all issued and outstanding securities of the company.

The Exchange will consider all relevant factors in assessing the independence of the director. As a general rule, the following persons would not be considered an independent director:

i)	a person who is currently, or has been within the past three years, an officer, employee of or service provider to the company or any of its subsidiaries or affiliates; or

ii)	a person who is an officer, employee or controlling shareholder of a company that has a material business relationship with the company.

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APPENDIX 3

OUR COMMITMENTS

1. Human Resources

We are committed to having an employment environment that is supportive and that demonstrates the value that we place on teamwork and individual contributions. We expect all of our employees to treat their fellow employees with the courtesy, dignity and respect that they would like to receive. An integral part of that policy is that the Company does not practice or permit discrimination against any person because of race, colour, religion, national origin, sex, sexual orientation, age or disability. We are also committed to having a friendly workplace that is free of harassment, intimidation and hostility. Not only is it the law; it is good practice.

We are committed to treating all of our employees fairly. To that end, we encourage our employees to confer with the appropriate person if they have employment related issues that they believe should be addressed.

We want to be known as the employer of choice in every community in which we operate.

2. Health and Safety

We are committed to having work sites that are healthy and safe. We expect all of our employees to comply with all applicable health and safety requirements and policies. The health and safety of all of our employees, and all who come in contact with our company locations, is paramount. In addition to following all applicable laws and company safety policies, we expect all of our employees to use common sense in matters involving health and safety. We are committed to the policy that it is always better to be safe than sorry!

3. Environment

(i) We are committed to standards of excellence in our environmental practices. We will meet all legal requirements applicable to our activity. Where feasible, we will exceed the legal requirements. Where there are no applicable legal standards, we will apply responsible practices. To this end, we expect our employees to (1) comply with applicable environmental requirements, (2) seek guidance when they are unsure of the standards, (3) consider what extra steps we may follow to enhance our environmental performance, and (4) report violations or suspected violations to the appropriate persons.

4. Community and Other Stakeholders

We are committed to maintaining the best possible relationships with the communities in which we operate. We cannot function as a company unless we are accepted in the communities in which we operate, and we cannot be accepted in our communities unless we act responsibly toward our neighbours and those who are impacted by our activity. We must remember that in many instances we are guests in the community and that, if we eventually leave, the community and its members will remain in place. If we are to be welcomed in other communities in the future, it is imperative that we leave a legacy of good will in those places where we have conducted business in the past. The Company’s policy is to make positive contributions to the communities in which we operate, including encouragement of local employment in our operations and financial contributions to an appropriate extent, so that the community is enriched by our presence. We also encourage all of our employees to participate in community activity.

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Our suppliers and customers are critical to our success in many ways. We are committed to maintaining honest and mutually beneficial relationships with our suppliers and customers. We expect to be treated fairly by our suppliers and customers, and our suppliers and customers are entitled to the same treatment from us. Our reputation for fair dealing will serve to benefit us whenever and wherever we engage in business.

Our relationships with governmental entities can be especially important in our success as a company. We are committed to dealing in an honest and forthright manner with all governmental entities with which we have relationships. While we will exercise and protect our legal rights, we will also cooperate with all governmental entities in recognition of our civic duties.

Our employees make our Company successful in many ways. We recognize their participation and importance through our commitments to human resources and health and safety.

Our shareholders are our most important stakeholders. As the owners of the Company, they have entrusted us with the care of their assets, and they rely on us to manage those assets responsibly, with a view to providing them with a suitable return on their investment. We are committed to managing their assets responsibly and to providing them with timely and complete disclosure.

5. Ethical Conduct and Compliance with Law

We are committed to conduct our business in an ethical way and in compliance with applicable laws and regulations. As a part of our commitment, we have established our Code of Ethics and Trading Restrictions. The Code of Ethics and Trading Restrictions contains some specific provisions dealing with such matters as corporate opportunity, conflicts of interest, and securities trading. It also deals with more general matters, such as compliance with law and honesty and fair dealing. The Company strives to operate in an ethical and legal way in all of its activities, and we expect our employees to do the same. A code of ethics cannot cover everything that may come up. For that reason, when one of our employees is confronted with a matter that is not covered by the Code of Ethics and Trading Restrictions, we expect that employee to ask himself or herself two questions before proceeding: (1) does it feel right, and (2) how would I feel if my actions were the subject of a front-page news report?

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6. What to Do

Our Code of Ethics and Trading Restrictions contains a set of suggested procedures that our employees can use to raise issues that they believe may violate the Company’s Code of Ethics and Trading Restrictions. Those procedures are equally available for any employee to report any instances where he or she believes that we or any of our employees are falling down on our commitments. We want to know if we can do better, and we encourage all of our employees to tell us anytime they believe we are not fulfilling our commitments.

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APPENDIX 4

CODE OF ETHICS AND TRADING RESTRICTIONS

Introduction

The Company’s policy is to conduct its business in accordance with the highest ethical and legal standards. To assist the Company in achieving this policy, the Board of Directors has adopted this Code of Ethics and Trading Restrictions. The Code is designed to deter wrongdoing and to promote:

(a) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company submits to regulatory authorities and communicates to the public;

(c) Compliance with applicable governmental laws and regulations;

(d) Prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and

(e) Accountability for adherence to the Code.

The Code applies to all employees, officers, and directors of the Company and its subsidiaries. Because Hunter Dickinson Services Inc. (“HDSI”) employees and officers provide substantial services to the Company, the Code also applies to all employees, officers and directors of HDSI with respect to their activities relating to the Company. Depending on the circumstances, it may also apply to agents and other representatives of the Company. (“You” as used in this Code refers to all such persons, as appropriate.) In addition to your complying with the Code, it is your responsibility to prevent others from violating these standards if you are in a position to do so. If you are not in a position to do so, it is your responsibility to bring the matter to the attention of a member of senior management who is in a position to take appropriate action, or to the attention of an independent member of the Board of Directors.

1. Avoiding Questionable or Illegal Practices

The Company’s policy is to comply with all laws and regulations that apply to its business, and to avoid any activity that may be regarded as questionable or unethical. Fraudulent, illegal or unethical acts will not be tolerated. No action that would otherwise be questionable is permissible simply because it is customary in a particular location or business.

If you are confronted with a situation that raises an issue under this policy, ask yourself these questions:

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•	Is the life, health or safety of anyone, or the environment, endangered by the action?

•	Is it legal?

•	Does it feel honest, fair and ethical?

•	Does it compromise anyone’s trust or integrity?

•	Would the public disclosure of the activity in any way be embarrassing to you, the Company or any other affected employees?

You should be sufficiently familiar with any laws and regulations and Company policies and procedures that apply to your area of work and responsibility. That will permit you to recognize possible breaches and to know when to seek advice. If in doubt, you should discuss the matter with a member of senior management.

2. Honesty and Fair Dealing

When representing the Company, it is important that you deal honestly and fairly with the Company’s joint venture partners, suppliers, customers, professional advisors, competitors, other employees, and anyone else with whom you have contact in the course of performing your job. You should not take any advantage of anyone through actions such as manipulation, concealment, misappropriation or abuse of confidential information, falsification, and misrepresentation of material facts, undue influence or any other unfair dealing practice. You also should not give any advantage to anyone for reason of personal relationship, personal benefit or other reasons not involving the best interest of the Company.

3. Policy to Prevent the Corruption of Public Officials

Both Canada and the United States have laws making it illegal to corrupt officials of foreign governments or to engage in certain related acts. In Canada, the law is entitled Corruption of Foreign Public Officials Act and in the United States the law is entitled Foreign Corrupt Practices Act. In the discussion that follows, we have always adopted the more stringent requirement of the two laws. Because the Canadian law applies to dealings with United States officials and the United States law applies to dealings with Canadian officials, the following policy applies equally to dealings with officials in Canada, the United States, and other countries.

(a) Persons to Whom the Laws Apply. Both laws apply to the Company and its subsidiaries; their employees, officers and directors; and their agents and representatives. For these purposes, action by an agent or representative is the equivalent of action by the Company.

The laws may apply in whole or in part to other companies and joint ventures if a U.S. or Canadian company controls the other company or joint venture or otherwise authorizes, directs or participates in activity by the other company or joint venture. Deciding whether activities of a company or joint venture are authorized, directed or participated in by the Company in any particular instance will be an uncertain exercise with uncertain results. In addition, allegations of illegal conduct by any company or joint venture in which the Company has a significant interest can only cause damage to the reputation of the Company. For this reason, you should assume that any action of any company and joint venture in which the Company has a significant interest, including the actions of the employees and agents of such other company and joint venture, will be attributable to the Company.

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(b) Prohibition. The laws and this policy prohibit offering or providing money or anything of value for the personal benefit of any “Public Official.” For purposes of this policy, Public Official means (i) any government official or any official of a public international organization (such as the International Monetary Fund, regional development banks or other multilateral organizations) or (ii) any political party or its officials or any political candidate for the purpose of: influencing that official in the exercise of his or her duties (or non-exercise of those duties); having any such person influence government activity; or otherwise securing an improper advantage for the purpose of aiding the Company in obtaining, retaining or directing business. The laws and this policy may be violated if the Company knows, or if it should have been obvious to the Company, that the payments were made for an illegal purpose.

The laws and this policy also apply to indirect payments, i.e., where the Company offers or provides money or anything of value to any person with the knowledge that the person will make a payment to a Public Official for such a prohibited purpose.

The laws and this policy also prohibit the possession of property or proceeds from property known to have been obtained as a result of the bribery of a Public Official or to “launder” (i.e., deal with intent to conceal) property or proceeds from property obtained as a result of the bribery of a Public Official.

Government-owned corporations and other instrumentalities are generally treated as if they are governments, and their employees, officers and directors are treated as government officials.

(c) Facilitating Payments. “Facilitating payments” are payments made to expedite routine governmental action that does not involve obtaining, retaining or directing business. Example include payments to (i) secure processing of papers such as visas, work orders and permits, (ii) induce customs officials to process legally transmitted goods, (iii) obtain police protection, (iv) obtain installation and maintenance of utility connections, and (v) induce minor government functionaries (government employees without discretionary authority over a project or transaction) to complete their jobs in the manner required and where the situation does not involve the securing of business. Effective in 2013, the law of Canada prohibits facilitating payments to foreign Public Officials. For this reason, the policy of the Company is that no facilitating payments may be made to any Public Official, foreign or domestic.

(d) Exceptions to Prohibitions. There are three exceptions to the laws and this policy:

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It is an affirmative defence if it can be shown that the payment was legal under the written laws and regulations of the country. As an example, in some foreign countries, the Company may be required by law to hire as an agent a national of that country who also is connected to the government of that country in some way or other.

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It also is an affirmative defence if it can be shown that the payment was a reimbursement of travel, lodging and other reasonable and bona fide expenses directly related to the business promotion, demonstration or explanation of the Company’s business, or the execution or performance of a contract with the government. As an example, payment of the travel expenses of a government official to visit one of our properties, as a part of an effort to promote the Company in that country, would fit into this category.

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Unconditional gifts having nominal value, when made openly and as a social amenity, or as a token of esteem, regard or gratitude in accordance with local custom, generally will not be regarded as a bribe.

(e) Company Policy. The Company’s policy is firm and unconditional. Under no circumstances will the Company ever pay a bribe to a Public Official. If you are ever solicited for such a bribe, or if you become aware of any instance where any Company employee, officer, director, agent or representative of the Company or its subsidiaries or its joint ventures proposes to offer such a bribe or is otherwise involved in such illegal activity, you are to report the matter to your immediate superior, or directly to the CEO or CFO of the Company. Any employee, officer, director, agent or representative who participates in any scheme to pay such an illegal bribe will be terminated immediately.

With respect to payments that fall within the exceptions noted above:

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No payment that would otherwise be an illegal bribe may be made on the basis that it is legal under the written laws and regulations of the foreign country without the prior written approval of the CEO.

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No payment that would otherwise be an illegal bribe may be made on the basis that it is a reimbursement of travel, lodging or other reasonable and bona fide expenses directly related to the business promotion, demonstration or explanation of the Company’s business or the execution or performance of a contract with the government without the prior written approval of the CEO.

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With respect to unconditional gifts of nominal value made openly and as a social amenity, or as a token of esteem, regard or gratitude in accordance with local custom, the CEO will establish a monetary limit on the value of any such gift. Any gifts with a value in excess of that limit must be approved in advance by the CEO.

(f) Accounting Requirements. The Company and its affiliated companies and joint ventures must:

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•	Keep financial records which, in reasonable detail, accurately and fairly reflect transactions; and

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Maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management authorization, (ii) transactions are properly recorded as needed to permit preparation of financial statements and to maintain accountability for assets, (iii) all assets are recorded on the books of the Company and access to assets is only permitted in accordance with management authorization, and (iv) periodic auditing is done at reasonable intervals and action is taken to resolve discrepancies.

As an example, the accounting provisions require that the Company properly record all payments and prohibit their characterization in some other form. The accounting provisions also prohibit the Company from maintaining off-record cash “slush” funds or cash that may be accessed without senior management authorization.

(g) Things to Look For. The following is a list of “red flags” that may indicate the possible existence of corrupt practices:

•	An agent with a poor reputation or with links to the government.

•	Unusually large commission payments or commission payments where the agent does not appear to have provided significant services.

•	Cash payments, or payments without paper trail or compliance with normal internal controls.

•	Unusual bonuses to personnel for which there is little support.

•	Payments to third country accounts.

(h) Reporting Requirements. In Canada, the Extractive Sector Transparency Measures Act (the “ESTMA”) requires the Company to publicly disclose, on an annual basis, specific payments made to:

(1)	any government in Canada or in a foreign state at a national, regional, state/provincial, or local/municipal level;

(2)	a body that is established by two or more governments; or

(3)

any trust, board, commission, corporation, body or authority that is established to exercise or perform, or that exercises or performs, a power, duty or function of the government for a government referred to in (1) above, or a body referenced to in (2) above.

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Payments that must be disclosed include payments to Crown Corporations and other state-owned enterprises that are exercising or performing a power, duty or function of government. Aboriginal and indigenous groups and organizations within Canada and in other jurisdictions may be regarded as governments for purposes of qualifying as a payee under the ESTMA; however, the ESTMA defers the requirement for reporting on payments made to Aboriginal governments in Canada to June 1, 2017. There are seven categories of reportable payments consisting of taxes, royalties, fees, production entitlements, bonuses, dividends and infrastructure improvement payments. All payments made by the Company and any entity controlled by the Company must be reported. The Company’s policy is firm and unconditional. All payments made to any governmental entity must be reported, and if you have any knowledge relating to unreported payments, you are to report the matter to your immediate superior, or directly to the CEO or CFO of the Company.

4. Corporate Opportunities and Duty of Loyalty

You have a duty of loyalty to the Company, which includes a duty to advance the Company’s legitimate interests when the opportunity to do so arises. Accordingly, you may not use your position or the Company’s name, property, information or good will for personal gain or for the gain of others. You are further prohibited from taking advantage of an opportunity that is discovered through the use of any corporate property, information, contacts or your position with the Company. All such opportunities, actual or perceived, should be reported to your immediate supervisor.

Business opportunities that come to the employees, officers and directors of HDSI are dealt with in accordance with the Services Agreement between the Company and HDSI. The Audit Committee of the Board of Directors is charged with the responsibility of reviewing relationships with HDSI, and it will consider such matters as a part of its periodic review of the relationship. Directors of the Company who are also directors of HDSI nevertheless have an overriding fiduciary duty to the Company that is governed by Canadian law.

Outside directors of the Company may have a variety of other business relationships involving duties of loyalty. In addition, outside directors do not, as a general matter, have the same obligation as officers and employees to bring corporate opportunities to the Company. For these reasons, the Code does not apply to outside directors of the Company with respect to issues involving duties of loyalty or corporate opportunities and such issues, to the extent they arise, are to be resolved directly with the Board of Directors.

5. Avoiding Conflicts of Interest

A conflict of interest occurs when your private interests, or the private interests of your family, interfere, or appear to interfere, in any way with the best interests of the Company. For these purposes, “family” would generally include your parents and grandparents, spouse, children and grandchildren, siblings, in-laws and other persons who share a residence with you or another member of your family. You must take care to avoid any direct or indirect involvement or understanding that might result in such a conflict or create the appearance of such a conflict. Whether a situation involves a conflict of interest depends on all of the circumstances. Generally, the Company would not consider it a conflict of interest if an employee’s brother or sister were an officer of a competitor. However, the Company would consider it a conflict of interest if a Company employee in charge of procurement were to purchase products or services from a company owned by the employee’s brother or sister or from a company owned by a close personal friend of the employee. The following are examples of conflict of interest situations which generally must be avoided or which may raise a question:

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•	Acting as an employee, officer or director of, or a consultant to, a competitor or potential competitor of the Company;

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Having a financial interest in or loan from a business which is a joint venture partner, optionor or optionee, competitor, customer or supplier of the Company or which otherwise does business with the Company (an investment in the securities of a publicly traded company normally would not be considered to present a conflict of interest unless it represented a material part of your savings);

•	Placing of Company business with any other company that is directly or beneficially owned or controlled by you or by members of your family.

Some conflicts are clear-cut; others are less obvious. In addition, there may be circumstances where it is necessary or in the best interests of the Company to have a business relationship with a business or company in which an employee or officer, or his or her family, may have an interest. For example, where Company operations are in a remote location, it may be necessary from time to time to enter into a business relationship with a business controlled by an employee’s family members. For these reasons, you must fully disclose to your supervisor, the CEO or the CFO all circumstances that could be perceived as involving a conflict of interest between the Company and you or members of your family. Full disclosure enables the Company to resolve unclear situations and to ethically handle conflicts of interest before any difficulty can arise. To the extent a conflict of interest cannot be avoided in a reasonable fashion, then appropriate procedures will be put in place to ensure that there is full disclosure and to minimize the involvement of the conflicted individuals in the relationship giving rise to the conflict.

The Company recognizes that there is a potential for a conflict of interest inherent in the Company’s relationship with HDSI. The Board of Directors believe that the Company derives substantial benefits on a cost-effective basis from its continuing relationship with HDSI.

Outside directors of the Company are not expected to devote their time and effort solely on behalf of the Company, and they may have a variety of other business relationships that could give rise to a conflict of interest. Any such potential conflicts of interest are not subject to the Code and are to be resolved directly with the Board of Directors.

6. Giving or Accepting Gifts

The giving or accepting of gifts can adversely affect the Company’s reputation for fair dealing and also create conflicts of interest. You should avoid:

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Giving or offering to give any gift, favour, entertainment, reward, or any other thing of value that might influence or appear to influence the judgment or conduct of the recipient in the performance of his or her job. This includes transactions with government personnel, customers and suppliers. Such action may damage the Company’s reputation for fair dealing and may be illegal.

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Accepting or soliciting a gift, favour, or other thing of value that is intended to, or might appear to, influence your decision-making or professional conduct. In addition to damaging the Company’s reputation for fair dealing, receipt of such gifts could interfere with your ability to make judgments solely in the best interest of the Company, and thus create the appearance of a conflict of interest.

You may give or receive unsolicited gifts or entertainment only in cases where the gifts or entertainment are of nominal value, are customary to the industry, will not violate any laws, and will not influence nor appear to influence the recipient’s judgment or conduct.

7. Outside Activities

Outside activities must not conflict with the proper performance of your duties.

(a) Other Business Activity. Full-time employees and officers are expected to devote substantial effort and attention to the furtherance of the Company’s business. In the usual case, this would make it difficult for you to properly perform your duties while also being engaged in other business ventures. For this reason, you may not serve as the proprietor, general partner, officer or director of any other business without first obtaining the written consent of the CEO or CFO. In the case of family owned businesses, the CEO or CFO will normally grant such consent if he or she is satisfied that the involvement in the family business will not conflict with your duties and will not involve any conflict with the interests of the Company. In addition, the CEO may grant consent to an officer or employee serving as a member of the board of directors of another company in special circumstances. (The Board of Directors will consider any proposal for the CEO or the CFO of the Company to serve on the board of another entity, other than not-for-profit entities or family businesses that in no material way compete with the Company or do any material business with the Company.)

This policy does not apply to employees or officers who are also employees or officers of HDSI with respect to services performed by them for other companies.

(b) Professional Associations and Charitable Organizations. The Company encourages employees and officers to participate in geological, engineering and other professional associations and activities that do not conflict with their duties for the Company and do not involve conflicts of interest. The Company also encourages officers and employees to participate in charitable organizations and activities. However, you should consult with the CEO or CFO before you undertake any such outside activities requiring a substantial amount of time. In addition, you should not accept a position as an officer or director of a professional or charitable organization without prior consultation with the CEO or CFO, so that they can be satisfied that your activity on behalf of such organizations cannot be attributed to the Company.

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(c) Political and Government Affairs. No Company contributions may be made, directly or indirectly, to any election or issue campaign in any jurisdiction or circumstance that would be unlawful. Corporate contributions may be made in appropriate cases where and when permitted by applicable law, but only with the approval of the CEO. Use of Company equipment, supplies or facilities to support any political party, candidate or campaign, as well as employee activity during normal business hours, may constitute a political contribution. You may not engage in any such activity where it involves Company equipment, supplies or facilities or activity during normal business hours without the prior approval of the CEO. In addition, no action which presents, or may appear to present, the position of the Company with respect to any political or governmental matter may be taken without the prior approval of the CEO.

The Company encourages employees and officers, as individuals, to take part in political and governmental affairs to the extent that such activity does not interfere with the proper performance of their duties or involve the use of Company assets or a conflict of interest. However, if you wish to run for public office or hold an appointed public position, you must confer with the CEO and counsel for the Company to ensure that the proposed activity is consistent with your duties to the Company and does not involve a conflict of interest.

The outside directors of the Company are not expected to devote their full time and effort solely on behalf of the Company and accordingly this policy does not apply to them.

8. Accounting and Recordkeeping, Internal Accounting Controls and Auditing Matters.

Many employees of the Company, not just accountants and controllers, participate in the financial control and reporting processes of the Company. If you have ANY responsibility for any aspect of the Company’s financial activities (for example: processing or approval of payments; creation, processing or approval of invoices and credit memos; payroll and benefits decisions; approval of expense reports and other transactions; the estimation of financial reserves or other claims or the amount of any accrual of deferral; or the recording of any of the foregoing in the Company’s records) and/or the preparation of the Company’s financial statements or other financial reports, you must ensure your involvement complies with complete and accurate procedures as per established Company practice.

(a) Accounting and Recordkeeping. You may not maintain funds or assets for any improper purposes or make false or misleading statements in any Company documents, reports or records. No undisclosed or unrecorded accounts may be established using the Company’s funds or other assets. All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail the Company’s assets, liabilities, revenue and expenses and, where applicable, must be in accordance with generally accepted accounting principles.

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Transactions must be supported by accurate and reasonably detailed documentation and recorded in the proper accounts. Best efforts are to be made to record transactions in the proper accounting time period. To the extent that estimates are necessary, they must be based on your good faith judgment and be supported by appropriate documentation. No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.

(b) Internal Accounting Controls. Internal accounting controls have been established to provide reasonable assurances that (i) transactions are executed in accordance with management authorization, (ii) transactions are properly recorded as needed to permit preparation of financial statements and to maintain accountability for assets, (iii) all assets are recorded on the books of the Company and access to assets is only permitted in accordance with management authorization, and (iv) periodic auditing is done at reasonable intervals and action is taken to resolve discrepancies. You must comply with all internal control requirements and ensure that no action is taken to avoid the internal controls requirements.

(c) Auditing. The Company employs a firm of independent chartered accountants to audit the Company’s annual financial statements. The annual audit has a number of purposes, including (i) compliance with regulatory requirements, (ii) providing an independent assessment of whether the Company’s financial statements fairly present the financial condition, results of operations and cash flow of the Company, (iii) assessment of the accounting principles used and significant estimates made by the Company in preparing its financial statements, and (iv) assessment of the Company’s system of internal controls over financial reporting as required by applicable law and regulatory policies. Each employee is responsible for providing whatever assistance may be required by the auditors. If you receive inquiries from the Company’s independent accountants, you must respond promptly, fully and accurately.

If you have any concerns as to weaknesses in the Company’s accounting system or in the Company’s internal controls; or if you believe that any instances of fraud,* or incorrect or questionable accounting practices may have occurred; or if you believe that any instances of fraudulent, incorrect or questionable practices may have occurred in connection with the annual audit of the Company’s financial statements, you should consult with your immediate supervisor or with the Company’s CEO or CFO. Alternatively, you may contact the Audit Committee of the Board of Directors using the procedures outlined below under the heading “Reporting of Possible Violations or Other Questionable Practices - Procedures to Submit a Report.” Those procedures include a procedure for confidential, anonymous submission of concerns.

9. Use of Company Property

You are entrusted with the care, management and cost-effective use of the Company’s property and you are not to make use of these resources for your own personal benefit or for the personal benefit of anyone else. Passwords are to be kept confidential and use of the computer systems is limited to authorized business purposes, although occasional personal use of the internet, e-mail and voice mail will normally be permitted unless your supervisor believes that this privilege is being abused.

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However, in order to protect the Company’s interests - including for example, to ensure that the Company’s computers and voice mail are not being used for improper purposes, such as sexual harassment - the Company reserves the right to review the contents of the Company’s computers, its e-mail system, and its voice mail system. No employee has a right of personal privacy with respect to information that is placed in the Company’s computers, the e-mail system, or the voice mail system.

You are responsible to ensure that all Company property assigned to you is maintained in good condition, and you should be able to account for such equipment. Any disposition of Company property should be for the benefit of the Company and not for personal benefit.

Company letterhead stationery is to be used only for correspondence related to the Company’s business. Do not use it for personal correspondence or charitable solicitation.

You are to return all documents and property in your possession upon termination of your employment for any reason.

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*For purposes of the Code, “fraud” includes any deliberate misstatements or omissions in connection with preparation or reporting (internal or external) of financial and/or operating information about the Company, whether or not material and without regard to whether the employee receives any personal benefit.

10. Proprietary Information

We want our employees to be well informed about our business, our plans for the future, and the successes and challenges we have along the way. In return for this openness, the Company places trust in its employees to maintain the confidentiality of our proprietary information without need for court orders or other legal requirement.

You are to take all reasonable measures to protect the confidentiality of proprietary information obtained or created by you, or otherwise made known to you, in connection with your activities on behalf of the Company. In addition, you must use proprietary information only for the Company’s legitimate business purposes, and not for your personal benefit or the benefit of anyone else.

To provide the Company with reasonable protection against unauthorized disclosure or unauthorized use of its proprietary information, all employees are required to sign an employment agreement prior to their start with the Company that includes provisions addressing confidentiality. These agreements state in part that the Company retains exclusive ownership of all project information and opportunities arising out of employment or consulting relationships and any information pertaining to the exploration plans of the Company.

For these purposes, “proprietary information” means information developed or secured for use of the Company in its business, where that information is not generally known to or otherwise readily available to the public and members of our industry. Proprietary information includes, without limitation:

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•	The Company’s ideas, discoveries, projects, data, contact information and production processes.

•	Information concerning actual or projected expenditures, corporate transactions, earnings or operating results or business transactions that has not been disclosed by the Company.

•	Investor lists, relationships with consultants, contracts, business plans and strategies.

•	Personnel information.

It is your responsibility to know what information is proprietary and ensure that you use and disclose it only in the performance of your duties with the Company. If you are unsure, consider the information to be confidential until you obtain clarification.

If your employment terminates, you will continue to be bound to your obligations of confidentiality to the maximum extent permitted by law.

11. Outside Ideas

The purpose of this policy is to avoid the risk of allegation of unauthorized use or disclosure of another person’s proprietary rights, ideas or information.

When an idea, prospect, opportunity, or other confidential or proprietary information is submitted to the Company by an outsider, care must be taken to ensure that the outsider signs an agreement defining the Company’s rights and obligations before the idea or prospect or information is disclosed to employees qualified to evaluate it or use it. Outsiders who propose to submit information should be told to submit the information in writing. Outsiders should also be told that any submission constitutes their agreement that the Company’s brief review to determine possible interest will not create any non-use, confidentiality or area of interest agreement or obligation of the Company. If they do not so agree, they should be told not to submit their information.

On its receipt, any such information should be sent to the CEO or CFO or persons authorized by them to evaluate outside submissions. No one other than the CEO or CFO and persons authorized by them are to evaluate any outside submission.

Each written submission will first be reviewed to see if it purports to impose non-use, confidentiality or area of interest obligations. If it does, no further review should be made and, unless the CEO upon being notified otherwise directs, the material should be returned without further review. If the material does not purport to impose such an obligation, it should be reviewed briefly to see if it might be of interest. If it is not of interest, it is to be returned with a letter stating that the information was briefly reviewed to determine possible interest, that the information is not of interest, and that the Company has no non-use, confidentiality or area of interest agreement or obligation to the sender. If the sender was previously so informed, the letter should also refer to that prior advice. If the material appears to be of interest, then the Company will need to enter into an appropriate confidentiality agreement setting out the parties’ rights and obligations before any further review or use of the information.

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Third party data subject to confidentiality obligations should be so marked, all confidentiality obligations should be noted on the relevant document or file, and all such obligations must be strictly adhered to.

12. Disclosure Policy

The Company has both legal and ethical obligations to provide appropriate disclosure of material information, and to ensure that employees and others do not benefit from having and using undisclosed material information. “Material information” is any information that reasonably could be expected to affect the market for the Company’s stock or to influence an investor’s decision to buy, sell or hold the stock. The wrongful use of undisclosed material information may make both the Company and the individual involved liable for criminal and/or civil penalties and damage awards.

(a) Control of Confidential Information. All employees have the responsibility to inform senior management on a timely basis of events or developments that might have a material effect on the Company. Such information should be communicated to your superior or to members of senior management.

Strict confidentiality must be maintained with regard to disclosure of confidential information to persons within the Company who have no need to know, and to anyone outside of the Company. Care must be taken when handling confidential correspondence, assay results, reports, documents, memos and facsimiles. Documents containing confidential information should be shredded or otherwise destroyed, and not placed in rubbish bins. Visitors to the offices or work sites of the Company are not to be left unattended at any time, except in designated “safe” locations, e.g. reception area and conference rooms. Discussions by Company personnel concerning Company business should be confined to Company personnel only and on a “need to know” basis, and should never occur in public places such as elevators or airplanes.

(b) Public Disclosure Responsibilities. The Company has a variety of disclosure obligations under laws and stock exchange rules. The Company fulfills those obligations through regulatory filings, periodic reports to shareholders, press releases, and web site disclosure. The Company also provides information to shareholders and others through communications with the media, analysts and others in the financial community, by way of industry presentations, and in response to inquiries. In carrying out the Company’s disclosure responsibilities:

•

The CEO, the CFO, and other members of senior management, as appropriate, have the sole responsibility to determine (i) whether a particular matter is sufficiently material to the Company to require disclosure, and (ii) the content, time and manner of disclosure.

•

Company Spokespersons have the exclusive authority to speak for the Company with respect to matters of public disclosure. The Company Spokespersons consist of the CEO and any other persons who are authorized by the CEO, generally or in a specific instance, to speak for the Company. NO OTHER PERSONS ARE AUTHORIZED TO COMMUNICATE AS TO MATTERS OF PUBLIC DISCLOSURE ON BEHALF OF THE COMPANY.

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•

It is the responsibility of the Company to ensure that undisclosed material information is disseminated in such a way that all members of the public have equal access to the information. Substantial security holders and analysts in particular MUST NOT receive preferential treatment in the matter of information disclosure. For example, previously undisclosed material information is not to be disseminated by way of communications with analysts, in earnings telephone conferences, or in industry conference presentations. If material undisclosed information is to be communicated through such means, it must first be communicated to the public generally by way of a press release or regulatory filing such as a material change report Persons given early access to undisclosed material information may not use that information to trade in the Company’s securities, and they, the Company and the individual who causes the early disclosure may be liable for civil and criminal penalties and damage awards if there is trading on undisclosed material information.

(c) External Communications and Inquiries from Analysts, Media and Other Outsiders. Communications intended for dissemination outside of the Company and concerning the Company’s business must be referred to the CEO or to one of the designated Company Spokespersons prior to dissemination. This includes presentations to analysts and papers or presentations to professional groups and others.

All inquiries from the press, securities analysts, investors and other outsiders concerning the Company’s business and affairs must be referred to one of the designated Company Spokespersons. This will ensure that information is disclosed consistently and equitably. Unless specifically authorized, no one is authorized to respond to such inquiries.

(d) Comments on and Dissemination of Analysts’ Reports and Other Media Stories. From time to time, the Company may be asked to review or comment on analysts’ reports or other media stories about the Company. No employee, officer or director is to review or comment on analysts’ reports or media stories except an authorized Company Spokesperson, and any such inquiry should be forwarded to such an authorized person without any comments. If a Company Spokesperson does review such a report or story, the Company Spokesperson should review the report or story ONLY for factual information and limit his/her comments to discussion or correction of facts. Furthermore, no undisclosed material information is to be communicated in the course of such a review and comment. If factual correction would result in the disclosure of undisclosed material information, the Company Spokesperson must take the necessary steps to ensure that such information is communicated to the public generally before it is communicated to the particular analyst or other person making the inquiry.

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Employees, officers or directors of the Company may be asked to forward or recommend analysts’ reports or may consider forwarding analysts’ reports or media stories about the Company. The forwarding or recommending of such reports or stories may be regarded as verifying or validating the information contained in the reports or stories. If any of the information in the report or story is not accurate, the act of forwarding or recommending the report or story may constitute the dissemination of false or misleading information in violation of securities laws. In addition, if any of the information in the report or story is accurate but has not been generally disseminated by the Company, the forwarding or recommending of the report or story may constitute selective disclosure in violation of securities laws. Finally, copying and dissemination of analysts’ reports and media stories may violate copyright laws or the proprietary rights of the authors of the reports or stories. For these reasons, no employee, officer or director should reproduce and distribute or otherwise disseminate such reports and stories unless specifically approved by the CEO. Persons requesting such materials should be referred to the author or organization that published the material. In addition, employees, officers and directors should not recommend particular analysts’ reports on the Company to any person.

(e) Comments on Rumours and Correction of Selective Disclosure. Employees, officers and directors must not comment, whether positively or negatively, on rumours about the Company’s business. Information about such rumours should be reported to the Company Spokespersons. In general, the Company’s policy is not to comment on rumours. If a stock exchange or securities regulatory authority requests the Company to make a definitive statement in response to rumours, a Company Spokesperson will consider the matter in consultation with legal counsel.

If any employee, officer or director makes an unauthorized or premature disclosure of undisclosed material information (inadvertently or otherwise), the person responsible for the disclosure, and any other employee, officer or director learning of it, must contact the CEO or other Company Spokesperson as soon as possible, and the CEO and other Company Spokespersons will consider the Company’s responsibilities under applicable law.

13. Securities Transactions

(a) Restrictions on Trading. In general, employees, officers and directors, and their family members, may trade in Company securities unless:

•	A Blackout Period (see below) is in place, or

•	The person has knowledge of undisclosed material information.

If a Blackout Period exists, or if you have knowledge of undisclosed material information, neither you nor your family members may trade in Company securities. This prohibition includes the exercise of any stock options, warrants or other convertible securities during the existence of the Blackout Period. For purposes of this policy, “family member” means your spouse, your minor children, any person substantially dependent on you for support, and other persons who share a residence with you. There is one exception to this policy: you may sell securities pursuant to a previously existing Trading Plan entered into with a qualifying broker under Section 57.4 to the Securities Act of British Columbia, provided that you were not in possession of undisclosed material information (unless it has since been disclosed) at the time you established the Trading Plan.

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In addition, while you are in possession of undisclosed material information, you and your family members must not trade in the securities of companies that have a significant legal or financial business relationship, direct or indirect, with the Company (generally joint venture partners) if the undisclosed material information relates to the subject matter of that business relationship.

(b) Blackout Period. From time to time, the CEO or other Company Spokesperson may institute a Blackout Period because of the existence of undisclosed material information. If a Blackout Period is instituted, you will be notified, generally by e-mail. Once notified of the existence of a Blackout Period, except as noted above, you and your family members may not trade in the Company’s securities until you have been notified that the Blackout Period has been terminated. The existence of a Blackout Period is itself an item of confidential information that is not to be disclosed to persons outside of the Company.

(c) Special Considerations in Investing in Company Securities. You and your family members are urged not to purchase securities of the Company using borrowed funds in an amount or on terms and conditions which are not prudent in light of your financial condition. In addition, careful consideration should be given before pledging Company securities for a loan because of the potential insider trading liability that could arise if the lender should seek to sell the securities at a time when there is undisclosed material information about the Company.

(d) Certain Additional Policies. These additional policies apply to officers and directors and in regards to short sales, employees, of the Company.

•

No employee, officer or director shall engage in short sales of securities of the Company or sales of borrowed securities of the Company. For purposes hereof, the short sale of Company shares as a method of facilitating the exercise of a valid option granted by the Company shall be deemed not to be a short sale for purposes of the aforementioned restriction notwithstanding any such sale-against-an-option may be treated as a short sale under Canadian securities legislation. Before selling short against an option, the holder of the option should bring the proposed transaction to the attention of the Company’s CEO or CFO so as to ensure the transaction is treated properly, unless the transaction is through the use of an option exercise and sale facility established by the Company.

•

No officer or director shall acquire financial instruments, including for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds, that are designed to hedge or offset a decrease in market value of options or equity securities granted as compensation or held directly or indirectly by the officer or director.

•

No officer or director shall place automatic buy or sell orders with brokers except for a Trading Plan entered into with a qualifying broker under Section 57.4 of the Securities Act of British Columbia, provided that you were not in possession of undisclosed material information (unless it has since been disclosed) at the time you established the Trading Plan.

•

No officer or director of the Company shall buy or sell equity securities of the Company during the period that begins five trading days before and ends one trading day after the public release of quarterly and annual results of operation of the Company.

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14. Administration and Distribution

The Company’s Board of Directors, and the Audit Committee have established the standards of business ethics and conduct contained in the Code, and it is their responsibility to oversee compliance with the Code. Any change in or waiver of any provision of the Code shall require approval of the Board, as applicable, and shall be publicly disclosed in the time period and manner as required by law or regulation.

The Code is to be distributed to each employee, officer and director of the Company and to the employees, officers and directors of HDSI. It will also be made available via the Company’s Internet site.

Strict adherence to the Code is vital. Directors will confirm on an annual basis in connection with the preparation of the Management Information Circular that they have read and understand the Code of Ethics. Management will adopt appropriate policies to ensure that officers and employees are provided with and have read the Code of Ethics. All managers are responsible for ensuring that employees under their supervision are aware of and understand the provisions of the Code. For clarification or guidance on any point in the Code, please consult the CEO or CFO.

15. Reporting of Possible Violations or Other Questionable Practices

The following procedures govern the reporting and treatment of reports of possible violations of the Code. The Company's Audit Committee Charter provides that the Audit Committee is to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee has adopted these procedures as to complaints and submissions regarding accounting, internal accounting controls or auditing matters, and the Board has adopted these procedures as to all other complaints and submissions regarding the Code.

(a) When to Make a Report. You should make a report if you believe that any employee, officer or director of the Company or HDSI, or any agent or representative of the Company, may have or is about to engage in any conduct which you believe may be:

•	A violation of the Code or any internal policy or code of practice,

•	A violation or otherwise involve questionable practices in connection with accounting, internal accounting controls or auditing matters,

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•	A violation of any law or regulation,

•	Corruption, mismanagement or fraud, or

•	A danger to the public or danger to worker health and safety or the environment.

If you are unsure about the matter but concerned about the possibility of a violation or questionable practice, you should nonetheless report the matter. Delays in bringing the information to the attention of senior management, the Audit Committee, or the Board may cause damage, complications, and irreversible consequences for the Company. Following the steps outlined below will allow the Company to address the issues and ensure that timely remedial action is taken.

(b) Procedures to Submit a Report. You may make a report under this procedure in one of the following ways:

•

Bring the matter to the attention of your immediate supervisor. Any supervisor receiving such a report is to immediately bring the matter to the attention of the CEO, the CFO, or other member of senior management.

•	Bring the matter to the attention of the CEO, the CFO, or other member of senior management.

•

Bring the matter to the attention of an independent director of the Company. Matters relating to accounting, internal accounting controls or auditing matters should be reported to the Chair of the Audit Committee. All other matters should be reported to the Chair of the Board. You may make the report orally, in writing, or by e-mail. All reports will be treated as confidential to the extent possible, and only revealed on a need-to-know basis or as required by law or court order.

•

If you prefer to report on an anonymous basis, call on the Company’s hotline at 1-877-874-8416 or file a report online at www.alertline.com. Any reports will be forwarded to the chairperson of the Audit Committee.

With respect to matters involving the possible violation of laws or regulations, you also may choose to bring such concerns to an outside regulatory authority. However, the Company is committed to taking internal action in response to employee concerns, and would appreciate the opportunity to do so, if appropriate.

(c) Follow-up and Outcome.

(i) On receipt of a complaint, the complaint will be reported promptly to the Chair of the Audit Committee if it relates to accounting, internal accounting controls or auditing matters, and to the Chair of the Board if it relates to other matters under the Code. In the case of an oral complaint, the party receiving the complaint is to report it orally and also to prepare a written summary for the Chair of the Audit Committee or the Chair of the Board, as applicable.

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(ii) The appropriate Chair will promptly commission the conduct of an investigation. At the election of said Chair, the investigation may be conducted by Company personnel, or by outside counsel, accountants or other persons employed by the Committee or Board.

(iii) The identity of a person filing a complaint will be treated as confidential to the extent possible, and only revealed on a need-to-know basis or as required by law or court order.

(iv) On completion of the investigation, an oral and/or written investigative report will be provided to management and the Audit Committee. If any unlawful, violative or other questionable conduct is discovered, the Committee or Board will cause to be taken such remedial action as the deemed appropriate under the circumstances to achieve compliance with the applicable law, regulation or policy and to otherwise remedy the unlawful, violative or other questionable conduct. The Chair of the Committee or the Chair of the Board will prepare, or cause to be prepared, a written summary of the remedial action taken.

(v) In each case, the written investigative report (or summary of any oral report), and a written summary of the remedial action taken in response to the investigative report will be retained along with the original complaint by or under the authority of the Committee Chair or Board Chair for a period of four years after the resolution of the matter.

(d) Prohibition Against Retaliation. The Company welcomes the courage and honesty of an employee who voices concern over a particular course of action that he or she believes to be unlawful or harmful. Any attempts to intimidate, threaten, harass or retaliate against any employee based upon a good faith report made by an employee pursuant to the Code is strictly prohibited and will result in disciplinary action up to and including termination of the person responsible for any such intimidation, threat, harassment or retaliation.

However, groundless or unwarranted complaints - including those with vindictive intent – are not acceptable. Appropriate disciplinary measures will be taken if allegations are initiated for malicious reasons or in bad faith.

(e) Governmental or Company Inquiry. If you receive an inquiry from a governmental authority concerning suspected unlawful conduct, you should immediately direct the inquiry to your immediate superior, the CEO, the CFO or other member of senior management. In such circumstances, you should take measures to preserve documents and other items relevant to the investigation. To conceal an offence or to alter or destroy evidence is illegal and may result in criminal prosecution. It also violates the Company’s commitment of conducting its business in a legal and ethical manner and is strictly prohibited.

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If you receive an inquiry from the Company representative or a Board committee in connection with an investigation under the Code, you are equally obligated to take measures to preserve documents and other items relevant to the investigation.

(f) Failure to Comply or File a Report. The Company is committed to complying with all applicable laws, regulations and policies. Such compliance is only possible if all employees, officers and directors ensure that they follow all applicable laws, and Company policies and guidelines. When in doubt, ask the CEO, CFO or other members of senior management. Personnel who violate the law or the Company’s compliance policies or knowingly fail to report a violation of law or compliance policy may be subject to disciplinary action, up to and including dismissal. The nature and extent of the action will be determined on a case-by-case basis. In reviewing the situation, the following is a partial list of considerations:

•	The nature and severity of the offence.

•	Whether the persons involved acted reasonably.

•	The efforts by the persons involved to obtain guidance before the offence occurred.

•	Whether the persons involved reported themselves.

Personnel are encouraged to report their own wrongdoing or possible wrongdoing. This action will be taken into account when assessing the appropriate discipline, if any. The Company will also recognize situations where a person has made an honest mistake and will take it into account in deciding the course of action to pursue.

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APPENDIX 5

DISCLOSURE CONTROLS AND PROCEDURES POLICY

1. Introduction

Canadian laws require the Company to maintain “disclosure controls and procedures” that are designed to ensure that information required to be disclosed by the Company in reports it files or submits to regulatory authorities is recorded, processed, summarized and reported on a timely basis. Disclosure controls and procedures must be designed to ensure that information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure. Disclosure controls and procedures should capture information that is relevant to assessment of developments and risks that pertain to the Company’s business, as well as other material information about the Company.

The Company’s CEO and CFO periodically are required to certify that they (1) are responsible for establishing and maintaining disclosure controls and procedures, (2) have designed such controls and procedures to ensure that material information is made known to them by others within the Company on a timely basis, and (3) have evaluated the effectiveness of the disclosure controls and procedures and presented the conclusions of that evaluation in certain filings.

Also, legislation in at least one Province (Ontario) requires such procedures and controls be in place in order for management to have a defence against litigation arising out of a misstatement in a public filing or arising out of a failure to promptly make a required disclosure.

2. Application

This Disclosure Controls and Procedures Policy covers the following:

(a)	Periodic Disclosures

•	Annual Information Form/Form 20-F.

•	Reports to Shareholders, quarterly and other periodic reports, financial statements and related MD&A reports, and related press releases.

•	Management Information Circulars.

•	Registration statements/prospectuses.

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(b)	Event-Driven Disclosures

•	Anticipated events such as the results from material exploration programs, acquisitions, divestitures, and initiation of legal proceedings by the Company.

•

Unanticipated events such as early or unexpected receipt of surprising exploration results, correction of misstatements in previously publicly-filed information, lawsuits against the Company, severe accidents causing harm to personnel or significant loss of property, material regulatory investigations, and discovery of fraud or illegal conduct.

3. Supplement to Internal Controls and Procedures

The Company’s other internal controls and procedures are not affected by these disclosure controls and procedures, and they will continue to operate independent of the disclosure controls and procedures set out in this Policy.

4. Statement of Responsibility

Design, maintenance and implementation of this Policy is the responsibility of the CEO and CFO.

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APPENDIX 6

AUDIT COMMITTEE CHARTER

1. Purpose: Responsibilities and Authority

The Audit Committee (the “Audit Committee” or “Committee”) shall carry out its responsibilities under applicable laws, regulations and stock exchange requirements with respect to the employment, compensation and oversight of the Company’s independent auditor, and other matters under the authority of the Committee. The Committee also shall assist the Board of Directors in carrying out its oversight responsibilities relating to the Company’s financial, accounting and reporting processes, the Company’s system of internal accounting and financial controls, the Company’s compliance with related legal and regulatory requirements, and the fairness of transactions between the Company and related parties. In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

(a) Relationship with Independent Auditor.

(i) Subject to the law of British Columbia as to the role of the Shareholders in the appointment of independent auditors, the Committee shall have the sole authority to appoint or replace the independent auditor.

(ii) The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

(iii) The independent auditor shall report directly to the Committee.

(iv) The Committee shall approve in advance all audit and permitted non-audit services with the independent auditor, including the terms of the engagements and the fees payable; provided that the Committee Chair may approve services to be performed by the independent auditors and the fee therefor between Committee meetings if the amount of the fee does not exceed $50,000, provided that any such approval shall be reported to the Committee at the next meeting thereof. The Committee may delegate to a subcommittee the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decision of any such subcommittee shall be presented to the full Committee at its next scheduled meeting.

(v) At least annually, the Committee shall review and evaluate the experience and qualifications of the lead partner and senior members of the independent auditor team.

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(vi) At least annually, the Committee shall obtain and review a report from the independent auditor regarding:

(A) the independent auditor’s internal quality-control procedures;

(B) any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

(C) any steps taken to deal with any such issues; and

(D) all relationships between the independent auditor and the Company.

(vii) At least annually, the Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence.

(viii) The Committee shall ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit, the concurring partner responsible for reviewing the audit, and other audit partners as required by law.

(ix) The Committee shall consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

(x) The Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account or participated in any capacity in the audit of the Company.

(xi) The Committee shall oversee the implementation by management of appropriate information technology systems for the Company, including as required for proper financial reporting and compliance.

(b) Financial Statement and Disclosure Review.

(i) The Committee shall review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be filed with applicable securities regulatory authorities.

(ii) The Committee shall review and discuss with management (and, to the extent the Committee deems it necessary or appropriate, the independent auditor) the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether such financial statements should be filed with applicable securities regulatory authorities.

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(iii) The Committee shall review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the independent auditor’s assessment of the quality of the Company’s accounting principles, any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls over financial reporting, and any special steps adopted in light of material control deficiencies.

(iv) At least annually and prior to the publication of annual audited financial statements, the Committee shall review and discuss with management and the independent auditor a report from the independent auditor on:

(A) all critical accounting policies and practices used by the Company;

(B) all alternative accounting treatments of financial information that have been discussed with management since the prior report, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the independent auditor, and an explanation of why the independent auditor’s preferred method was not adopted; and.

(C) other material written communications between the independent auditor and management since the prior report, such as any management letter or schedule of unadjusted differences, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

(v) Prior to their filing or issuance, the Committee shall review the Company’s Annual Information Form, quarterly and annual earnings press releases, and other financial press releases, including the use of “pro forma” or “adjusted” non-GAAP information.

(vi) The Committee shall review and discuss with management the financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be specific or it may be in general regarding the types of information to be disclosed and the types of presentations to be made.

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(c) Conduct of the Annual Audit. The Committee shall oversee the annual audit, and in the course of such oversight the Committee shall have the following responsibilities and authority:

(i) The Committee shall meet with the independent auditor prior to the audit to discuss the planning and conduct of the annual audit, and shall meet with the independent auditor as may be necessary or appropriate in connection with the audit.

(ii) The Committee shall ascertain that the independent auditor is registered and in good standing with the Canadian Public Accountability Board and the Public Company Accounting Oversight Board (“PCAOB”) and that the independent auditor satisfies all applicable Canadian independence standards (Canadian Auditing Standard 200), PCAOB Rule 3526. The Committee shall obtain from the auditor a written description of all relationships between the auditor and the Company and persons in a financial reporting oversight role at the Company as per PCAOB Rule 3526 that may reasonably be thought to bear on independence.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by PCAOB Auditing Standard No. 16 and Canadian Auditing Standard 260 relating to the conduct of the audit.

(iv) The Committee shall make such inquiries to the management and the independent auditor as the Committee members deem necessary or appropriate to satisfy themselves regarding the efficacy of the Company’s financial and internal controls and procedures and the auditing process.

(d) Compliance and Oversight.

(i) The Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers and financial analysts who follow the Company.

(ii) The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(iii) The Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, and regularly review the top risks identified by management and the policies and practices adopted by the Company to mitigate those risks.

(iv) At least annually and prior to the filing of the AIF, the Committee shall review with management and the independent auditor the disclosure controls and procedures and confirm that the Company (with CEO and CFO participation) has evaluated the effectiveness of the design and operation of the controls within 90 days prior to the date of filing of the AIF The Committee also shall review with management and the independent auditor any deficiencies in the design and operation of internal controls and significant deficiencies or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls. As a part of that review, the Committee shall review the process followed in preparing and verifying the accuracy of the required CEO and CFO annual certifications.

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2. At least annually and prior to the filing of the AIF, the Committee shall review with management and the independent auditor management’s internal control report and assessment of the internal controls and procedures, and the independent auditor’s report on and assessment of the internal controls and procedures. In connection with its review of interim and annual financial statements and related management’s discussion and analysis, the Committee shall confirm with management that the Company (with CEO and CFO participation) has taken all actions required in connection with the certifications required by National Instrument NI 52-109, Certification of Disclosure in Issuers’ Annual and Interim Filings.

3. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4. The Committee shall discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or reports which raise material issues regarding the Company’s financial statements or accounting policies.

5. At least annually, the Committee shall meet with the Company’s legal counsel and discuss any legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

6. The Committee shall oversee the preparation of reports relating to the Audit Committee required under applicable laws, regulations and stock exchange requirements.

(i) The Committee shall exercise oversight with respect to anti-fraud programs and controls

(e) Related Party Transactions.

(i) The Committee shall review for fairness to the Company proposed transactions, contracts and other arrangements between the Company and its subsidiaries and any related party or affiliate, and make recommendations to the Board whether any such transactions, contracts and other arrangements should be approved or continued. The foregoing shall not include any compensation payable pursuant to any plan, program, contract or arrangement subject to the authority of the Company’s Board.

(ii) As used herein the term “related party” means any officer or director of the Company or any subsidiary, or any shareholder holding a greater than 10% direct or indirect financial or voting interest in the Company, and the term “affiliate” means any person, whether acting alone or in concert with others, that controls, is controlled by or is under common control with another person. "Related party" includes Hunter Dickinson Services Inc., its principals, and their affiliates.

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(f) Additional duties. The Committee shall perform the following additional duties:

(i) The Committee shall review and recommend dividend policies.

(ii) The Committee shall oversee the Company’s insurance program.

(iii) The Committee shall review the appointment of senior financial personnel and make recommendations to the Board of Directors regarding the appointment of the Chief Financial Officer.

(iv) The Committee shall recommend to the Board the qualifications and criteria for membership on the Committee.

(v) The Committee shall review and discuss with management the requirement for annual public disclosure pursuant to the Extractive Sector Transparency Measures Act and shall be responsible for approving such disclosures.

2. Structure and Membership

(a) Number and qualification. The Committee shall consist of three persons unless the Board should from time to time otherwise determine. All members of the Committee shall meet the experience and financial literacy requirements of National Instrument NI 52-110 and the rules of the Toronto Stock Exchange

(b) Selection and Removal. Members of the Committee shall be appointed by the Board. The Board may remove members of the Committee at any time with or without cause.

(c) Independence. The Committee shall be in compliance with the appropriate securities or exchange independence requirements, except in the instance of director transition or resignation where the Committee and/or the board will seek to meet independence requirements at the earliest opportunity. At a minimum, a majority of the members of the Committee shall be “independent” as determined under the Company’s Corporate Governance Overview and Guidelines.

(d) Chair. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

(e) Compensation. The compensation of the Committee shall be as determined by the Board.

(f) Term. Members of the Committee shall be appointed for one-year terms. Each member shall serve until his or her replacement is appointed, or until he or she resigns or is removed from the Board or the Committee.

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3. Procedures and Administration

(a) Meetings. The Committee shall meet as often as it deems necessary in order to perform its responsibilities, but not less than quarterly. The Committee shall keep minutes of its meetings and any other records as it deems appropriate.

(b) Subcommittees. The Committee may form and delegate authority to one or more subcommittees, consisting of at least one member, as it deems appropriate from time to time under the circumstances.

(c) Reports to the Board. The Committee shall regularly report to the Board with respect to such matters as are relevant to the Committee’s discharge of its responsibilities, and shall report in writing on request of the Chair of the Board.

(d) Charter. The Committee shall, at least annually, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

(e) Independent Advisors. The Committee shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay appropriate compensation to advisors engaged by the Committee.

(f) Investigations. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any Officer or other person to meet with the Committee and to access all Company records.

(g) Annual Self-Evaluation. The Committee shall evaluate its own performance at least annually.

4. Additional Powers

The Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

5. Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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6. Committee Member Independence, Financial Literacy and Financial Expert Requirements

A. Independence

(a) See Appendix 2 of the Company’s Corporate Governance Overview and Guidelines.

B. Financial Literacy and Financial Expert Requirements

NI 52-110

Section 3.1(4) states that each audit committee member must be financially literate.

Section 1.6 defines the meaning of financial literacy as follows:

“For the purposes of this Instrument, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the issuer’s financial statements.”

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APPENDIX 7

POLICY ON ENGAGEMENT WITH SHAREHOLDERS

ON GOVERNANCE MATTERS

The board of directors believes that it is important to have regular and constructive engagement directly with its shareholders to allow and encourage shareholders to express their views on governance matters directly to the board outside of the annual meeting. These discussions are intended to be an interchange of views about governance and disclosure matters that are within the public domain and will not include a discussion of undisclosed facts or material changes.

The board will develop practices to increase engagement with its shareholders as is appropriate for its shareholder base and size. Examples of engagement practices include meeting with the company’s larger shareholders and organizations representing a group of shareholders, as well as creating conduits for communication with smaller shareholders on an ongoing basis.

The board recognizes that shareholder engagement is an evolving practice in Canada and globally, and will review this policy annual to ensure that it is effective in achieving its objectives.

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